191 North Wacker Drive Suite 1601 Chicago, IL 60606 T: 312.964.3500

Richard E. Peterson
Partner

rpeterson@stradley.com

312.964.3499

August 24, 2026

Yieldstreet Alternative Income Fund Inc.

300 Park Avenue, 15th Floor

New York, New York 10022

Opportunistic Credit Interval Fund
650 Madison Avenue, 3rd Floor
New York, New York 10022

Re:	Agreement and Plan of Reorganization (“Plan”) made as of March 18, 2026, by and between Opportunistic Credit Interval Fund, a Delaware statutory trust (the “Acquiring Fund”), Yieldstreet Alternative Income Fund Inc., a Maryland corporation (the “Acquired Fund”), Mount Logan Management, LLC, a Delaware limited liability company and the investment adviser to the Acquiring Fund (the “Acquiring Fund Manager”), and Willow Asset Management, LLC, a Delaware limited liability company and the investment adviser to the Acquired Fund (the “Acquired Fund Manager”).

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter referred to as the “Reorganization”) of the Acquired Fund, pursuant to which: (i) the Acquiring Fund will acquire the assets and liabilities of the Acquired Fund in exchange for shares of the Acquiring Fund of equal value to the net assets of the Acquired Fund being acquired, and (ii) the Acquired Fund will distribute such shares of the Acquiring Fund to the shareholders of the Acquired Fund, in connection with the liquidation and termination of the Acquired Fund, all upon the terms and conditions of the Plan. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Plan, dated as of March 18, 2026; (b) the combined Proxy Statement/Prospectus provided to shareholders of the Acquired Fund dated June 30, 2026; (c) certain representations concerning the Reorganization made to us by the Acquired Fund Manager, on behalf of the Acquired Fund, in a letter dated August 24, 2026, and by the Acquiring Fund Manager on behalf of the Acquiring Fund, in a letter dated August 24, 2026 (each, a “Representation Letter” and, together, the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

Stradley Ronon Stevens & Young, LLP | stradley.com
Chicago | Los Angeles | New York | Philadelphia | Washington, D.C.

August 24, 2026

For purposes of this opinion, we have assumed that Acquired Fund on the Closing Date satisfies, and immediately following the Closing Date, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letters, it is our opinion that for federal income tax purposes:

(i) The transfer of the Acquired Fund’s Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund followed by the distribution by the Acquired Fund of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in liquidation of the Acquired Fund pursuant to and in accordance with the terms of this Agreement will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code;

(ii) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund;

(iii) No gain or loss will be recognized by the Acquired Fund upon the transfer of the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund or upon the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

(iv) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of the Acquired Fund Shares for Acquiring Fund Shares;

(v) The aggregate tax basis for Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by each such Acquired Fund Shareholder immediately prior to the Reorganization;

August 24, 2026

(vi) The holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares surrendered in exchange therefor were held (provided such Acquired Fund Shares were held as capital assets on the date of the Reorganization);

(vii) Except for assets which may be marked to market for federal income tax purposes as a consequence of a termination of the Acquired Fund’s taxable year, the tax basis of the Assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund in exchange therefor;

(viii) The holding period of the Assets in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund (except where the investment activities of the Acquiring Fund have the effect of reducing or eliminating such periods with respect to an Asset); and

(ix) The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the United States Treasury regulations promulgated thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on: (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting; and (ii) any Acquired Fund shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquiring Fund, Acquired Fund, Acquiring Fund Manager and Acquired Fund Manager of the undertakings in the Plan and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

August 24, 2026

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP